EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-271553, 333-271557, and 333-279145 on Form S-3 and Registration Statement Nos. 333-189095, 333-202176, 333-225699, 333-236724, 333-237780, 333-237781, 333-253929 and 333-272719 on Form S-8 of our report dated February 11, 2026, relating to the consolidated financial statements of T-Mobile US, Inc. and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 11, 2026